Exhibit 10.1
C.H. ROBINSON
EXECUTIVE SEPARATION AND
CHANGE IN CONTROL PLAN AND
SUMMARY PLAN DESCRIPTION
FOR ELIGIBLE U.S. EMPLOYEES

PURPOSE OF THE PLAN
The purpose of the C.H. Robinson Executive Separation and Change in Control Plan (the “Plan”) is to provide severance pay benefits to Eligible Executives located in the United States whose employment with C.H. Robinson Worldwide, Inc. and its operating subsidiaries is terminated involuntarily under the conditions described below.
This Plan became effective July 27, 2022 (the “Effective Date”) and was amended and restated effective July 30, 2024.
Except as otherwise provided by the Company in writing, this Plan (i) is the sole arrangement of the Company regarding severance-type benefits to Eligible Executives, unless another agreement provides severance or other severance-type benefits to an Eligible Executive in connection with a termination of employment, in which case the Eligible Executive shall not receive benefits under this Plan, and that other agreement shall apply; and (ii) shall not provide duplicative benefits.
This document contains the official text of the Plan and also serves as the summary plan description for the Plan.
DEFINITIONS
“Cause” means any:
•failure or neglect by the executive to perform executive’s duties or responsibilities to the Company Group (other than by reason of disability);
•act of fraud, embezzlement, theft, misappropriation, or material dishonesty by the executive relating to the Company Group or its business or assets;
•personal dishonesty that involves personal profit in connection with the executive’s employment or service with the Company Group;
•your possession, use, sale or distribution of illegal drugs on Company Group premises;
•misuse of funds or property belonging to the Company Group;
•commission of a felony or other crime involving moral turpitude;
•behavior materially harmful to the Company Group, or which adversely affects the image, reputation or business of the Company Group;
•gross negligence or misconduct on the part of the executive in the conduct of the executive’s duties and responsibilities or services, as applicable, with the Company Group;
•material breach of fiduciary duty owed to the Company Group;

Exhibit 10.1
•material breach by the executive of any written agreement between the Company Group and the executive or any code of ethics, employee handbook, or other written policy applicable generally to employees of the Company Group; or
•intentional neglect of duties in connection with the executive’s employment with the Company Group.
The determination of whether an executive’s discharge or other separation from service is for Cause shall be made by the Plan Administrator, in its sole discretion, and such determination shall be final, conclusive and binding, pursuant to the Plan’s Claims and Appeals Procedures.
“Change in Control” means a Change in Control as defined by the Company’s most recently adopted Equity Incentive Plan.
Notwithstanding this definition, no Change in Control shall be deemed to have occurred for purposes of this Plan unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Section 409A.
“Change in Control Period” means the period of twenty-four (24) months after a Change in Control.
“Change in Control Termination” means a Qualifying Termination which occurs within a Change in Control Period.
“Company” means C.H. Robinson Worldwide, Inc.
“Company Group” means the Company and its subsidiaries.
“Eligible Executives” are the Chief Executive Officer, Executive Officers, other Chiefs, Presidents and Vice Presidents in Executive Level 1 and above of the Company Group.
“Plan Administrator” means, with respect to determining whether an Eligible Executive who is a Section 16 executive officer of the Company is eligible for benefits under this Plan, the Talent and Compensation Committee of the board of directors of the Company. For all other purposes under this Plan, including determining whether an Eligible Executive who is not an executive officer of the Company is eligible for benefits under this Plan, “Plan Administrator” means a committee consisting of the Chief Executive Officer, Chief Human Resources Officer (“CHRO”) and the Chief Legal Officer of the Company, or such other persons or committee appointed from time to time by the Company to administer the Plan.
“Standard Termination” means a Qualifying Termination which is not within a Change in Control Period.
ELIGIBLE EXECUTIVES
The benefits under this Plan are limited to Eligible Executives who experience a Qualifying Termination. Unless the Company provides otherwise in writing, the following employees are NOT eligible to participate in this Plan:
➢Any employee who is classified as a temporary employee, leased employee, intern, per diem employee, or seasonal employee.

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➢Any employee covered under a collective bargaining agreement.
➢Any employee located outside of the United States.
➢Any employee eligible to participate in another plan or arrangement maintained by the Company Group which provides severance-type benefits greater than the benefits that the employee will be eligible to receive under this Plan.
➢Any employee who is covered by an employment contract providing any sort of severance or termination benefits.
QUALIFYING TERMINATION OF EMPLOYMENT
■Qualifying Termination
An Eligible Executive will be eligible for severance benefits under this Plan only if the Plan Administrator, in its sole discretion, determines that the executive’s employment is being terminated involuntarily, not for Cause, and for any of the following reasons:
•Reduction in staff or layoff;
•Position elimination;
•Facility closing;
•Closure of a business unit;
•Organization or workforce restructuring;
•Redundancy; or
•Such other circumstances as the Chief Executive Officer (or, with respect to Section 16 executive officers, the Talent and Compensation Committee) deems appropriate for the payment of severance benefits.
For purposes of a Change in Control Termination, a Qualifying Termination shall also include a voluntary termination by the Eligible Executive for Good Reason.
“Good Reason” means Good Reason as defined by the Company’s most recently adopted equity incentive plan at the time of termination.
■Termination of Employment Not Eligible for Severance Benefits
Unless the Company provides otherwise in writing, an executive will not be eligible for severance benefits if the Company, in its sole discretion, determines that the executive’s employment is terminated for any of the following reasons:
•Cause;
•Resignation, retirement or other voluntary termination of employment (other than a termination for Good Reason during the Change in Control Period);

Exhibit 10.1
•Loss of status as an Eligible Executive for severance benefits under the Plan prior to the effective date of executive’s termination (for example, executive no longer holds a title covered by this Plan);
•Failure to return to work upon the expiration of an authorized leave of absence;
•Termination for poor performance
•Death or disability; or
•Employee’s termination of employment with the Company Group does not qualify as a “separation from service” under Section 409A.
■Other Employment Offer
Unless the Company provides otherwise in writing, an Eligible Executive will not be eligible to receive benefits under this Plan if the Company, in its sole discretion, determines that any of the following events has occurred:
•The executive has been offered, but refused to accept, another Suitable Position with the Company Group;
•The executive's employment has been terminated in connection with a sale or transfer, merger, establishment of a joint venture, or other corporate transaction, and such executive has been offered employment by the successor employer in a Suitable Position; or
•The executive’s employment is terminated in connection with the “outsourcing” of operational functions and the executive has been offered employment by the outsourcing vendor in a Suitable Position.
A “Suitable Position” is a position with total compensation, location (outside of the metropolitan area in which the executive currently performs duties) position, authority, duties, and responsibilities which are substantially consistent with the Eligible Executive’s most recent position with the Company.
Notwithstanding this section, in the event of a separation from service within the Change in Control Period, to the extent that an Eligible Executive terminates employment for Good Reason, an Eligible Executive will be eligible for severance benefits under this Plan.
CONDITIONS FOR PAYMENT OF SEVERANCE BENEFITS
An Eligible Executive who otherwise has a Qualifying Termination under the Plan will not receive severance benefits under this Plan unless the Company determines that the executive has satisfied all of the following conditions:
■Work Until Last Day Designated
The Eligible Executive must continue to be actively at work in good standing through the last day of work designated by the Company, unless the executive is absent due to vacation, disability, or an approved absence from work (including leave under the Family and Medical Leave Act). The Eligible Executive must continue to perform the Eligible

Exhibit 10.1
Executive’s duties in a satisfactory manner and otherwise comply with all Company policies through the last day of work.
■Execution of Release and Other Separation Documents
The Eligible Executive must execute and deliver to the Company, within forty-five (45) days after the last date of employment, and not revoke, a general separation agreement and release of claims provided by the Company in favor of the Company Group, which may include non-competition, non-disparagement, or other restrictive covenant conditions the Eligible Executive must satisfy to receive, or to continue to receive, payments and benefits under this Plan, and such other terms and provisions as may be determined by the Company in its sole discretion (a “Release”).
■Other Agreements
The Eligible Executive must comply with all agreements the Eligible Executive has entered into with the Company Group, including but not limited to any non-solicitation, confidentiality, arbitration and other restrictive covenant agreements (the “Restrictive Covenants”).
■Return of Company Property and Settlement of Expenses
On or before the Eligible Executive’s last day of employment, the executive must return all Company Group property in the executive’s possession or control and must settle all expenses owed to the Company Group.
SEVERANCE BENEFITS
The following benefits will be payable to Eligible Executives who experience a Qualifying Termination. An Eligible Executive will incur either a Standard Termination or a Change in Control Termination, and not both, and will receive benefits under either the Standard Termination Pay guidelines, or the Change in Control Termination Pay guidelines, and not both.
■Severance Benefits
◆    Amount of Severance Pay
The amount of severance pay payable to an Eligible Executive will be determined as set forth below, subject to the reductions set forth in the Plan.

Exhibit 10.1

Position	Standard Termination Pay	Change in Control Termination Pay
CEO	Twenty-four (24) months of continued Base Pay and Twenty-four (24) months of COBRA Premiums*	Thirty (30) months of Base Pay and COBRA Premiums,* and 2.5 times annual Target Bonus, paid in a lump sum, and Equity Vesting Benefits
Executive Officers, Chiefs and Presidents who are members of the Senior Leadership Team (“SLT”)	Eighteen (18) months of continued Base Pay and eighteen (18) months of COBRA Premiums*	Twenty-four (24) months of Base Pay and COBRA Premiums,* and 2 times annual Target Bonus, paid in a lump sum, and Equity Vesting Benefits
Chiefs and Presidents who are not members of the SLT and Vice Presidents in Executive Level 1 and above	Twelve (12) months of continued Base Pay and twelve (12) months of COBRA Premiums*	Twelve (12) months of Base Pay and COBRA Premiums,* and one year of Target Bonus, paid in a lump sum, and Equity Vesting Benefits
*Paid in a one-time taxable lump sum including medical coverage only.
For purposes of determining the amount of severance pay –
•“Base Pay” means, in the case of a Standard Termination, the regular rate of salary (determined on a monthly basis) payable immediately preceding the executive’s date of termination; in the case of a Change in Control Termination, Base Pay shall be the regular rate of salary (determined on a monthly basis) payable immediately preceding the Change in Control. Base Pay does not include bonuses, commissions, overtime pay, incentive pay, performance awards, equity compensation, or any other compensation, payments and/or benefits provided by the Company.
•“COBRA Premiums” means a taxable one-time lump sum cash payment equivalent to the Eligible Executive’s elected health coverage monthly premiums at the time of termination multiplied by the specified number of months. Does not include the COBRA administrative fee.
•“Equity Vesting Benefits” means that all of an Eligible Executive’s outstanding equity awards will be fully vested upon a Change in Control Termination (with performance awards vesting at the greater of actual or target performance levels); provided that, if the applicable Equity Incentive Plan or the Eligible Executive’s outstanding equity award agreements provide more favorable terms than those provided in this Plan, the more favorable terms will apply.
•“Target Bonus” means the annual target cash incentive bonus at the time of termination of employment. No annual cash incentive bonus for the year in which the

Exhibit 10.1
termination occurred will be paid in addition to the Target Bonus benefits provided in this Plan.
◆    Reduction of Severance Pay
Unless the Company, in its sole discretion, provides otherwise in writing, the amount of severance payable to an Eligible Executive as determined above shall be reduced as follows, to the extent applicable:
•In the event that the Company provides pay to the Eligible Executive instead of advance notice of termination of employment in accordance with the requirements of the Worker Adjustment and Retraining Notification Act (or other similar federal, state or country requirement), or termination pay required by local law, then the amount of such executive’s severance pay will be reduced (but not below zero) by the amount of notice or termination pay received by the executive after the executive’s active work status ends.
•Severance pay will be reduced by any outstanding debt owed by the Eligible Executive to the Company Group, where permitted by law, including but not limited to loans granted by the Company, advanced vacation pay, or salary or expense advances.
◆    Payment of Severance Pay
Lump sum cash severance benefits will be paid within sixty (60) days of a Change in Control Termination, provided that the Eligible Executive timely executes and does not revoke a Release. The amount of continued Base Pay severance benefits for a Standard Termination will be paid on the regular payroll schedule following an Eligible Executive’s date of termination, provided that the Eligible Executive timely executes and does not revoke a Release, and with such payments subject to delay if required by Section 409A. Any severance or benefits otherwise due under this Plan prior to the date the revocation period of the Release expires shall be retained until such revocation period expires and paid as soon as administratively practical after that date and no later than the date sixty (60) days after the Eligible Executive’s last day of employment.
SECTION 280G REDUCTION
Notwithstanding any other provision of this Plan to the contrary, if any of the payments or benefits provided or to be provided by the Company to an Eligible Executive or for the Eligible Executive's benefit pursuant to the terms of this Plan, together with any other payments or benefits provided by the Company, constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and would, but for this Section 280G Reduction provision, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then the payments and benefits provided under this Plan shall be either:
•reduced to the minimum extent necessary to ensure that no portion of the payments and benefits provided under this Plan is subject to the Excise Tax (that amount, the "Reduced Amount"); or

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•payable in full if the Eligible Executive's receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in the Eligible Executive receiving an amount greater than the Reduced Amount.
RIGHT TO TERMINATE BENEFITS
Notwithstanding anything in this Plan to the contrary, in the event that, prior to a Change in Control, the Company in its discretion determines that:
➢ an Eligible Executive is reemployed by the Company Group or any of its successors before the completion of the scheduled payment of severance pay;
➢    the Eligible Executive engaged in an act or acts which would have resulted in a termination for Cause; or
➢    the Company determines that an Eligible Executive has failed to satisfy any conditions to receive, or to continue to receive, payments and benefits under this Plan as set forth in the Release;
➢    the Company determines that an Eligible Executive has not complied with any of the terms and conditions set forth in this Plan or any agreement executed by the executive as a condition to receiving benefits under this Plan, including, but not limited to, the Restrictive Covenants;
then the Company shall have the right to terminate the benefits payable under this Plan at any time. Notwithstanding this section, this “Right to Terminate Benefits” section will not apply, and the Company may not terminate the benefits payable under this Plan pursuant to this section, following a Change in Control.
ADMINISTRATION OF THE PLAN
The Plan Administrator shall have sole authority and discretion to administer and construe the terms of this Plan, subject to applicable requirements of law. Without limiting the generality of the foregoing, the Plan Administrator shall have complete discretionary authority to carry out the following powers and duties:
➢    To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;
➢    To interpret the Plan, its interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan;
➢    To decide all questions, including without limitation, issues of fact, concerning the Plan, including the eligibility of any person to participate in, and receive benefits under, the Plan; and
➢    To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan.

Exhibit 10.1
CLAIMS AND APPEALS PROCEDURES
The Plan Administrator reviews and authorizes payment of severance benefits for those employees who qualify under the provisions of the Plan. No claim forms need be submitted. Questions regarding payment of the severance benefits should be directed to the CHRO.
If an employee feels that the employee is not receiving severance benefits which are due, the employee should file a written claim for the benefits with Plan Administrator. A decision on whether to grant or deny the claim will be made within 90 days following receipt of the claim. If more than 90 days is required to render a decision, the employee will be notified in writing of the reasons for delay. In any event, however, a decision to grant or deny a claim will be made by not later than 180 days following the initial receipt of the claim.
If the claim is denied in whole or in part, the employee will receive a written explanation of the specific reasons for the denial, including a reference to the Plan provisions on which the denial is based.
If the employee wishes to appeal this denial, the employee may write within 60 days after receipt of the notification of denial. The appeal will then be reviewed by the Talent and Compensation Committee (or, for a Section 16 executive officer of the Company, by the Board of Directors), and the employee will receive written notice of the final decision within 60 days after the request for review. If more than 60 days is required to render a decision, the employee will be notified in writing of the reasons for delay before the end of the initial 60 day period. In any event, however, the employee will receive a written notice of the final decision within 120 days after the request for review.
GOVERNING LAWS AND TIME LIMIT FOR BEGINNING LEGAL ACTIONS
The provisions of the Plan shall be construed, administered and enforced according to the Employee Retirement Income Security Act of 1974 (ERISA). The parties expressly consent that any action or proceeding relating to this Plan or any release or other agreement entered into with respect to this Plan will only be brought in the federal courts and that any such action or proceeding be heard without a jury.
No action relating to this Plan or any release or other agreement entered into with respect to this Plan may be brought later than the second anniversary of the earlier of termination of employment or other event giving rise to the claim.
GENERAL RULES
■Right to Withhold Taxes
The Company Group shall withhold such amounts from payments under this Plan as it determines necessary to fulfill any federal, state, or local wage or compensation withholding requirements.
■No Right to Continued Employment
Neither the Plan nor any action taken with respect to it shall confer upon any person the right to continue in the employ of the Company Group or alter the at-will employment relationship between the Company Group and the Eligible Executive.

Exhibit 10.1
■Benefits Non-Assignable
Benefits under the Plan may not be anticipated, assigned or alienated. In the event of an Eligible Executive’s death after termination of employment but prior to payment of benefits, benefits shall be paid to the executive’s designated beneficiary, or if no beneficiary has been designated, the executive’s spouse, or if the executive is not married, in equal shares to the executive’s children, or if there are no living children, to the executive’s estate.
■Unfunded Plan
The Company will make all payments under the Plan, and pay all expenses of the Plan, from its general assets. Nothing contained in this Plan shall give any Eligible Executive any right, title or interest in any property of the Company Group nor shall it create any trust relationship.
■Severability
The provisions of the Plan are severable. If any provision of the Plan is deemed legally or factually invalid or unenforceable to any extent or in any application, then the remainder of the provisions of the Plan, except to such extent or in such application, shall not be affected, and each and every provision of the Plan shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.
■Section 409A
Although the Company makes no guarantee with respect to the tax treatment of benefits provided under this Plan and shall not be responsible in any event with regard to non- compliance with Code Section 409A and all Treasury Regulations and guidance promulgated thereunder (“Section 409A”), to the fullest extent applicable, severance benefits payable under the Plan are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A in accordance with one or more of the exemptions available under Section 409A, including the short-term deferral exception in Treas. Reg. §1.409A-1(b)(4) and the separation pay exception in Treas. Reg. §1.409A-1(b)(9)(iii), and the Plan shall be so interpreted and administered to the maximum extent. To the extent that any benefit payable or provided under this Plan is or becomes subject to Section 409A, the Plan shall be interpreted and administered to the maximum extent possible to comply with Section 409A. For purposes of any provision of this Plan providing for the payment of any amount or benefit upon or following a termination of employment that constitutes “nonqualified deferred compensation” Section 409A, a termination of employment shall not be deemed to have occurred unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
Notwithstanding anything herein to the contrary, to the extent that any payments or benefits pursuant to this Plan constitute “nonqualified deferred compensation” under Section 409A, and are not exempt in accordance with one or more of the exemptions available under Section 409A, if at the time of Eligible Executive’s termination of employment with the Company, the executive is a “specified employee” as defined in Section 409A, then the Company will defer the commencement of the payment of any

Exhibit 10.1
such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to executive), until the first business day to occur following the date that is six (6) months following executive’s separation from service with the Company (or the earliest date as is permitted under Section 409A) and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable.
For purposes of Section 409A, the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.
In the event that a payment, other than a reimbursement, could be made in either of two different calendar years, it shall be paid in the later calendar year. Notwithstanding any other provision of this Plan to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.
■Section Headings
Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Plan.
PLAN AMENDMENT AND TERMINATION
The Plan may be amended or terminated by the Board of Directors of the Company or the Talent and Compensation Committee of the Company, at any time and from time to time, in its sole discretion (provided, that no such amendment or termination shall materially and adversely affect the rights of any Eligible Executive who has experienced a Qualifying Termination on or prior to such amendment or termination).
The Plan may not be amended or terminated within the Change in Control Period with regard to employees who were Eligible Executives as of the date of the Change in Control or, if earlier, until the date that the final Eligible Executive experiences a Qualifying Termination and receives any benefits the Eligible Executive may be entitled to under this Plan.
Except as specified above, Eligible Executives do not have any vested right to severance pay or other benefits under this Plan.

Exhibit 10.1
STATEMENT OF ERISA RIGHTS
As a participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants shall be entitled to:
■Receive Information About Your Plan and Benefits
Examine, without charge, at the Plan Administrator's office and at other specified locations all documents governing the plan and a copy of the latest annual report (Form 5500 Series) required to be filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the plan and copies of the latest annual report (Form 5500 Series), if any required, and updated summary plan description. The administrator may make a reasonable charge for the copies.
■Prudent Actions by Plan Fiduciaries
In addition to creating rights for plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
■Enforce Your Rights
If your claim for a severance benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Exhibit 10.1
■Assistance with Your Questions
If you have any questions about your plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
ADDITIONAL INFORMATION

Employer and Plan Sponsor:	C.H. Robinson Worldwide, Inc.
14701 Charlson Road
Eden Prairie, MN 55347

Employer Identification Number (EIN):	41-1883630

Plan Name:	C.H. Robinson Executive Separation and Change in Control Plan

Type of Plan:	Welfare benefit plan - severance pay

Plan Year:	Calendar year

Plan Number:	510

Plan Administrator:	The Plan Administrator, as defined in the Plan
C.H. Robinson Worldwide, Inc.
14701 Charlson Road
Eden Prairie, MN 55347

Agent for Service of Legal Process:	Chief Legal Officer
C.H. Robinson Worldwide, Inc.
14701 Charlson Road
Eden Prairie, MN 55347
Service of legal process may be also made upon the Plan Administrator

Funding:	Unfunded; benefits are paid solely from the Employer’s general assets